Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated July 31, 2017 is made by and among Trex Commercial Products, Inc., a Delaware corporation (“Buyer”), Staging Concepts Acquisition, LLC, a Delaware limited liability company (“Seller”), and Stadium Consolidation, LLC a Delaware limited liability company (“Member”). Trex Company, Inc., the parent of Buyer, as “Guarantor” is guaranteeing the obligations of Buyer hereunder pursuant to the Guaranty attached hereto.

RECITALS

A.    Seller is engaged in the business of the manufacture and sale of railing systems for stadiums, theatres, auditoriums, and other commercial buildings, and staging, acoustical, and seating systems for the performing arts, sports and production/rental markets (the “Business”).

B.    Member is the majority owner of Seller.

C.    Buyer desires to purchase the Business from Seller, and Buyer desires to sell the Business to Buyer, through the purchase and sale of substantially all of the assets of Seller subject to assumption of certain liabilities, for the consideration and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1: DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Accounts Receivable” means the receivables, including trade receivables, notes receivable, accounts receivable, long-term receivables and interest receivable thereon of Seller and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or other right related to any of the foregoing.

“Adjustment Statement” is defined in Section 2.5.

“Affiliate” means, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, with control meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the Preamble; for clarity, it includes all Exhibits and Schedules hereto.

“Assets” is defined in Section 2.1.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement attached as Exhibit C.

“Assumed Contracts” is defined in Section 3.2(c).

“Assumed Liabilities” is defined in Section 3.2.

“Bill of Sale” means the Bill of Sale attached as Exhibit B.

“Business” is defined in Recital A.

“Buyer” is defined in the Preamble.

“Cash Base Purchase Price” is defined in Section 2.2.

“Closing” means the closing of the purchase and sale hereunder.

“Closing Balance Sheet” is defined in Section 2.5(c).

“Closing Date” is defined in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, guarantees, licenses, franchises, permits, purchase and sales orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral, express or implied, whether or not legally binding.

“Employee Benefit Plan” means any Contract, plan, arrangement, program or practice maintained, administered, or contributed to, by Seller or any Affiliate, which may provide benefits to or with respect to any employee, director or officer of Seller, or prior employee, director or officer of Seller, whether or not funded, whether formal or informal, whether or not subject to ERISA, and whether legally binding or not. “Employee Benefit Plan” shall include but not be limited to the following: pension, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retirement, profit-sharing, savings, severance pay, termination pay, hospitalization, medical, life insurance, dental, vision, disability, child-care, salary continuation, vacation, workers’ compensation or unemployment benefits and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof. “Employee Benefit Plan” shall also include an “employee benefit plan” as defined in section 3(3) of ERISA and a “multiemployer plan” as defined in section 3(37) of ERISA and any specified fringe benefit plan as defined in Section 6039D of the Code.

“Encumbrances” means and includes (a) all interests securing obligations owed to any Person, whether based on common law, statute or Contract, including, without limitation, those arising from mortgages, indentures, deeds of trust, financing statements, leases, collateral assignments of lease and rights, licenses, liens, judgments, pledges, conditional sales contracts, consignments and bailments, (b) all liens of any taxing authority, (c) all landlords’, mechanics’, materialmen’s, warehousemen’s, carriers’ and similar liens, and (d) all judgments and other burdens and charges of every kind.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means and includes all statutes, regulations, orders and directives of Federal, state or local governments or governmental authorities regulating or concerning protection of human health or the Environment, including those that require or relate to the following:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the threat or reasonable likelihood of a Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Liabilities” means claims, demands, orders, suits, obligations, liabilities, costs (including but not limited to the cost of any investigation, testing, compliance, corrective or remedial actions), losses, fines, penalties, financial responsibilities and expenses (including reasonable attorneys’ fees and expenses) arising out of, relating to, or resulting from (a) emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor or outdoor), surface water, ground water, water in pipes or drains or other conduits, soil, land surface or subsurface, buildings or facilities or any other natural or manmade structures above, on or below ground and whether on or off real property owned, leased or otherwise used by Seller, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances whether on or off real property owned, leased or otherwise used by Seller, and/or (c) actual or alleged non-compliance with any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Fidelity National Title Insurance Company.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller, Member and the Escrow Agent in the form attached hereto as Exhibit A, as further described in Section 2.3.

“Escrow Fund” means the remaining balance of the $900,000 paid to the Escrow Agent at Closing from the Cash Base Purchase Price.

“Excluded Assets” is defined in Section 2.1.

“Excluded Contracts” is defined in Section 2.1.

“Financial Statements” means (a) the balance sheet of Seller as at December 31, 2016, and the related statements of income, comprehensive income, Member’s equity and cash flows for the fiscal year then ended, certified by Baker Tilly Virchow Krause, LLP, certified public accountants, (b) the unaudited balance sheet of Seller as at June 30, 2017, and the related unaudited statements of income, Member’s equity and cash flows for the five-month period then ended, and (c) the notes and schedules thereto, copies of all of which comprise Schedule 4.5.

“Fraud” is defined in Section 6.1(g).

“GAAP” means, at any time, United States promulgated generally accepted accounting principles, methods and practices, which are consistently maintained and applied throughout the periods referenced.

“Hazardous Substances” means any substances, materials or wastes that that are hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Laws.

“Independent Accountants” means the accounting firm of Deloitte, or other accounting firm mutually acceptable to Buyer and Seller.

“Initial Balance Sheet” means the balance sheet of Seller as at December 31, 2016, certified by Baker Tilly Virchow Krause, LLP, certified public accountants.

“IP” means all (i) patents, applications for patents, copyrights, license agreements, assumed names, trade names, trademark and/or service mark and related registrations (if any), applications for trademark and/or service mark registrations, trademarks and service marks, (ii) proprietary information, including trade secrets, know-how, product designs and specifications, operating data, product designs and specifications, manufacturing processes and customer lists, and (iii) any other proprietary information pertaining to the Business, but IP does not include commercially available software.

“Knowledge” means the knowledge of John Lewis, Seller’s Chief Executive Officer, Daniel R. Stachel, Seller’s Vice President, Chad Benning, Seller’s Director of Operations, and/or Jon Chase, Seller’s Vice President, Engineering, after reasonable inquiry.

“Material Adverse Effect” means any change, event, circumstance, damage, destruction, loss, liability or condition (in each case, whether or not covered by insurance) (i) materially affecting or impairing the Seller’s or Member’s authority, right or legal capability to consummate the transactions contemplated by this Agreement; or (ii) that has or could reasonably be likely to have a material and adverse effect on the Business or the Assets, including the ownership, operation, prospects, results of operations or condition thereof (financial or otherwise), taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (ii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; or (iii) any natural or man-made disaster or acts of God.

“Member” is defined in the Preamble.

“Net Working Capital,” “Net Working Capital Target” and “Net Working Capital Adjustment” are defined in Section 2.5(a).

“Outside Date” is defined in Section 9.2(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” is defined in Section 6.12(b).

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity, and any government or governmental authority, agency or political subdivision thereof.

“Proceeding” means any action, suit, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or municipality or quasi-governmental authority or arbitrator.

“Product Liability Claims” means any claims or suits, whether based in contract, strict liability, negligence or otherwise, and whether existing as of Closing or asserted at any time thereafter, by any Person for personal injury, death, property damage and/or economic loss resulting from the sale, use, condition or application of any product manufactured by Seller on or prior to the Closing Date. Without limiting the generality of the foregoing, the term “Product Liability Claim” shall include any recall by Buyer and/or Seller after Closing of any product manufactured by Seller on or prior to the Closing Date which is necessary due to a defect or possible defect in such product.

“Product Warranty Claims” means any claims or suits, whether existing as of Closing or asserted at any time thereafter, by any Person for breach of any express or implied, written or oral, warranty applicable to any product manufactured by Seller on or prior to the Closing Date.

“Purchase Price” is defined in Section 2.2.

“Real Property” means Seller’s leased facilities located at 7008 Northland Drive, Suite 150, Brooklyn Park, MN 55428; 8400 Wyoming Ave. N., Suite 100, Brooklyn Park, MN 55445; and 2031 Carolina Place Drive, Fort Mill, SC 29708.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“R&W Insurance Policy” means the Buyer-side representations and warranties insurance policy No. 14781277 issued by AIG Specialty Insurance Company to Buyer.

“Seller” is defined in the Preamble.

“Seller LLC Documents” is defined in Section 4.3(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains and recording taxes, fees and charges, imposed by the United States or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, fines or other assessments.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, amended return, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“TCE” is defined in Section 6.11(a).

“7008 Property” is defined in Section 6.11(a).

“Warehouse Lease” means that certain Lease dated January 3, 2013 for the real property located at 8301 Brooklyn Blvd., Brooklyn Park, MN.

Section 1.2 Accounting Terms. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement, all accounting terms not otherwise defined herein or therein shall have the meanings assigned to them in accordance with GAAP.

Section 1.3 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. Any of the terms defined in this Article 1 may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing.

ARTICLE 2: PURCHASE AND SALE

Section 2.1 Transfer of Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the following assets owned by Seller on the Closing Date:

(a) all of Seller’s tangible personal property, including equipment, machinery, furniture, fixtures, leasehold improvements, vehicles and supplies, including those described in Schedule 2.1(a) (which shall include the location of such personal property), together with related product warranties, maintenance Contracts and the like;

(b) all of Seller’s inventory, raw materials, spare parts, work in process and finished goods and all other materials and supplies to be used or consumed by Seller in the production of finished goods, including those described in Schedule 2.1(b) (which shall include the location of such inventory);

(c) Accounts Receivable, including those described in Schedule 2.1(c);

(d) all of Seller’s prepaid expenses and other current assets reflected on the Closing Balance Sheet, including those described in Schedule 2.1(d);

(e) all of Seller’s interest in and to all Assumed Contracts;

(f) all of Seller’s interest in and to (1) IP, including that described in Schedule 4.14, and the goodwill associated therewith, and all variants thereof, including all rights to use the name “SC Railing Company” to the exclusion of Seller, and (2) all known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which Seller has or may have against any third party;

(g) all of Seller’s business and operational records relating to the Business, including employee records, office and sales records, blueprints, marketing strategies, business plans, studies and inventory lists and records;

(h) all of Seller’s governmental permits and approvals to the extent transferable;

(i) Employee Benefit Plans of Seller listed on Schedule 2.1(i), together with all contracts and agreements related thereto (the “Employee Benefit Contracts”); and

(j) all other assets of Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by Seller in the ordinary course of business between December 31, 2016 and the Closing Date, (2) acquired by Seller in the ordinary course of business between December 31, 2016 and the Closing Date and not disposed of, or (3) reflected on the Closing Balance Sheet.

(collectively, the “Assets”);

(k) provided, however, that notwithstanding the foregoing, the “Assets” shall not include, and Buyer shall not acquire hereunder, the following assets (the “Excluded Assets”):

(1) the minute books and organizational documents of Seller, and Seller’s rights under this Agreement, or

(2) any interest or right to any refunds for any Taxes paid by Seller or income tax deposits,

(3) any cash on hand, cash in Seller’s bank accounts and cash equivalents;

(4) the following Contracts (collectively, the “Excluded Contracts”):

(x) the Warehouse Lease and any employment agreements, and

(y) other than with respect to the Employee Benefit Contracts, all insurance contracts of the Seller and its Affiliates and all rights thereunder, and

(z) any other Contract not identified or referenced on Schedule 3.2.; and

(5) any claims of Seller, if any, against any Affiliates or direct or indirect owners of Seller, and its and their officers, directors and managers.

Section 2.2 Purchase Price. Subject to the post-Closing adjustments provided by Sections 2.5, the “Purchase Price” shall be the sum of (a) $71,500,000 (the “Cash Base Purchase Price”) and (b) the assumption of the Assumed Liabilities.

Section 2.3 Payment of Purchase Price at Closing. Subject to all of the terms and conditions of this Agreement, at the Closing Buyer shall pay the Purchase Price to Seller as follows:

(a) the Cash Base Purchase Price shall be paid in immediately available funds as follows:

(1) An amount or amounts will be paid to the holders of any Encumbrances on the Assets (other than any Permitted Encumbrances) pursuant to payoff letters or similar documents in form and content reasonably acceptable to the parties;

(2) the amount of $3,400,000 shall be paid to the Escrow Agent to be held and administered in accordance with the Escrow Agreement; and

(3) the balance will be paid to an account designated by Seller;

(b) Buyer shall assume the Assumed Liabilities pursuant to Section 3.2.

Section 2.4 Allocation of Purchase Price. The allocation of the Purchase Price for purposes of the parties’ respective Tax Returns and reports to tax authorities (including the filing of Form 8594) will be determined in accordance with Section 1060 and other appropriate sections of the Code and the Treasury Regulations issued thereunder, provided that the parties hereby agree that (a) fair market value for Class III assets (receivables), Class IV assets (inventory), and Class V assets (property, plant and equipment; other tangible assets) will be determined by mutual agreement of Buyer and Seller if they are able to reach such mutual agreement (and in connection therewith, Buyer and Seller agree to use reasonable efforts to come to a mutual agreement), and otherwise, Seller and Buyer recognize and agree that in the event they do not agree despite using such efforts, Buyer and Seller may report differing values on their respective Tax Returns and reports to tax authorities, and (b) the remainder of the Purchase Price will be allocated to Class VI and VII assets (intangible assets; goodwill; and going concern value).

Section 2.5 Adjustment of Purchase Price.

(a)	The following terms have the following meanings:

(i) “Net Working Capital” means current assets as of Closing which are part of the Assets acquired by Buyer hereunder minus current liabilities as of Closing which are part of the Assumed Liabilities assumed by Buyer hereunder, all as determined in accordance with Schedule 2.5.

(ii) “Net Working Capital Target” means $6,107,850 (which is an amount determined based on Seller’s balance sheet dated December 31, 2016).

(iii) “Net Working Capital Adjustment” means an amount equal to (A) the Net Working Capital less the Net Working Capital Target, less (B) the amount of customer deposits as of Closing, if any, in excess of $288,438 (which is an amount of customer deposits as of December 31, 2016).

(b) After Closing, the Purchase Price shall be adjusted by the Net Working Capital Adjustment, such that (i) if Net Working Capital Adjustment is a positive number, the Purchase Price shall be increased and Buyer shall make a payment to Seller of the Net Working Capital Adjustment, and (ii) if the Net Working Capital Adjustment is a negative number, the Purchase Price shall be decreased and Seller shall make a payment to Buyer of the Net Working Capital Adjustment.

(c) Within sixty (60) days after Closing, Buyer shall prepare a balance sheet as of the Closing Date (“Closing Balance Sheet”) of the Business for the current assets as of Closing which are part of the Assets acquired by Buyer hereunder and current liabilities as of Closing which are part of the Assumed Liabilities assumed by Buyer hereunder , on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Initial Balance Sheet, and a proposed computation of Net Working Capital and Net Working Capital Adjustment in accordance with Schedule 2.5 (the “Adjustment Statement”). Buyer shall deliver the Adjustment Statement to Seller within such sixty (60) day period. Seller will have reasonable access to the books and records of the Buyer (including the work papers used in the preparation of the Adjustment Statement) and Buyer’s personnel involved in preparation thereof for the purpose of verifying the computation set forth in the Adjustment Statement.

(d) If within thirty (30) days following delivery of the Adjustment Statement Seller has not given Buyer written notice of its objection as to the proposed Net Working Capital Adjustment set forth therein (which notice shall provide a detailed basis of Seller’s objection), then the Adjustment Statement prepared by Buyer shall be binding and conclusive on the parties and be used in computing the Net Working Capital Adjustment.

(e) If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Adjustment Statement and the calculation of the Net Working Capital Adjustment within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution applying the principles, policies and practices referred to in this Section 2.5 and Schedule 2.5. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent

Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants, (ii) the Independent Accountants will address only those items properly disputed in accordance with this Section 2.5 and the Independent Accountants may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by Buyer, on the one hand, or the Seller, on the other hand; (iii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Net Working Capital Adjustment; and (iv) the fees and expenses of the Independent Accountants incurred in resolving the disputed matter will be paid by Buyer, on the one hand, and the Seller, on the other hand, based on which party was closest or farthest from the Independent Accountants’ calculation of the Net Working Capital Adjustment (e.g., if the Independent Accountants fee is $10, Buyer proposed a Net Working Capital Adjustment of $100, Seller proposed a Net Working Capital Adjustment of $150, and the Independent Accountant determines the Net Working Capital Adjustment to be $130, Buyer would pay 3/5ths of the $10 fee and Seller would pay 2/5ths of the $10 fee)

(f) Once the Net Working Capital Adjustment is finally determined, either Buyer or Seller, as the case may be, shall make payment to the other party of the Net Working Capital Adjustment within seven (7) days thereafter.

ARTICLE 3: LIABILITIES AND CONTRACTS

Section 3.1 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Buyer does not assume nor shall it be liable for any debt, liability, obligation or Contract of, or claim against, Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing, unless such debt, liability, obligation, Contract or claim is expressly assumed by Buyer under Section 3.2. Such excluded liabilities include Product Liability Claims. Seller shall pay or make adequate provision for the payment of all of the liabilities of Seller of every kind and nature not so assumed by Buyer (and it is acknowledged that Seller and Member are to jointly and severally indemnify Buyer, as provided by Section 6.1, with respect to all such debts, liabilities, obligations and Contracts of, and claims against, Seller not assumed by Buyer under Section 3.2).

Section 3.2 Liabilities and Contracts Assumed. Subject to all of the terms and conditions of this Agreement, at the Closing Buyer shall assume and become responsible to pay, perform and discharge, to the extent the same have not been paid, performed or discharged by Seller prior to the Closing, only the following debts, liabilities, obligations and Contracts of Seller, and no others:

(a) trade payables taken into account in the determination of the Net Working Capital Adjustment;

(b) other current liabilities related to the Business taken into account in the determination of the Net Working Capital Adjustment, including billings in excess of costs and estimated earnings, accrued wages, accrued commissions and incentives, and customer deposits incurred by Seller in the ordinary course of business, but expressly excluding any current liabilities related to debt, including but not limited to line of credit, current portion of long-term debt and accrued interest;

(c) liabilities under the Contracts of Seller identified or referenced in Schedule 3.2 (“Assumed Contracts”) arising on and after the Closing, except to the extent of any liability of obligation arising out of or in connection with any breach thereof by Seller occurring prior to Closing; and

(d) all Product Warranty Claims.

(collectively, the “Assumed Liabilities”). Upon assumption by Buyer of the Assumed Liabilities, Buyer shall be entitled to all of Seller’s rights and benefits thereunder and shall relieve Seller of its obligations to perform the same.

Section 3.3 Reimbursable Product Warranty Costs. Notwithstanding Section 3.2(d), Buyer at its option may recover from the Escrow Fund (as its exclusive remedy) pursuant to an indemnity claim under Section 6.1 the Buyer’s actual direct costs (without markup or profit) reasonably incurred by the Buyer in meeting during the 18 month period after Closing the legal obligations to fulfill Product Warranty Claims which are part of the Assumed Liabilities (the “Reimbursable Product Warranty Costs”). For clarity, Reimbursable Product Warranty Costs exclude any indirect costs, any markups or profits or any product warranty claim costs other than with respect to the Product Warranty Claims of Seller that are assumed pursuant Section 3.2. If after Buyer makes an indemnity claim under Section 6.1 with respect to Reimbursable Product Warranty Costs and the Buyer and Seller are not able to reach mutual agreement with respect thereto within 30 days after making such indemnity claim, either Buyer or Seller may refer the matter for resolution to the Independent Accountants for final and binding resolution (and the provisions of Section 2.5(e) will apply thereto mutatis mutandis).

ARTICLE 4: SELLER’S AND MEMBER’S

REPRESENTATIONS AND WARRANTIES

Seller and Member hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary company power and authority to own, use and transfer its properties and assets, transact the Business as now being conducted, execute and deliver this Agreement, comply with the provisions hereof and consummate the transactions contemplated hereby. Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Member has all necessary company power and authority to execute and deliver this Agreement, comply with the provisions hereof and consummate the transactions contemplated hereby. Member owns Ninety-nine and 98/100 percent (99.98%) of the outstanding membership interests of Seller.

Section 4.2 Authority for Transaction. Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have all been duly and validly authorized by all necessary company action on the part of Seller, and this Agreement is valid and binding upon Seller in accordance with its terms.    Member’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of Member, and this Agreement is valid and binding upon Member in accordance with its terms.

Section 4.3 No Conflict.

(a) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by Seller or Member, nor compliance by Seller or Member with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will:

(i) conflict with or result in a breach of any provision of Seller’s or Member’s certificate of formation or limited liability company agreements (“Seller LLC Documents”);

(ii) with respect to any Assumed Contract, require the consent of the other contracting party thereto in connection with the assignment of such Assumed Contract to Buyer; or

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Member, or any of their respective properties or assets.

(b) Except as set forth in Schedule 4.3, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Seller or Member, compliance by Seller or Member with any of the provisions hereof or the consummation of the transactions contemplated hereby.

Section 4.4 Equity Investments. Seller does not directly or indirectly own any equity interest in any Person.

Section 4.5 Financial Statements. Schedule 4.5 comprises a true, correct and complete copy of the Financial Statements. Except as set forth in Schedule 4.5, the Financial Statements are in accordance with the books of account and records of Seller and the Financial Statements as of December 31, 2016 have been prepared in accordance with GAAP. The Financial Statements present fairly and accurately Seller’s financial position as at the dates thereof and the results of Seller’s operations, changes in Seller’s financial position and other information of Seller included therein for the periods or as at the dates therein set forth. Except as set forth in Schedule 4.5, the Financial Statements show all assets and liabilities of any kind or nature, direct or indirect, absolute or contingent, existing as of the dates indicated and required to be disclosed in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except as disclosed in this Agreement or in the Financial Statements, and except for liabilities or obligations incurred since December 31, 2016 in the ordinary course of business in an aggregate amount not exceeding $100,000, Seller does not have, nor are any of its assets or properties subject to, any debt, liability, obligation or commitment of any kind or nature, direct or indirect, whether accrued, absolute, contingent or otherwise. To Seller’s Knowledge, there are no facts which could serve as the basis for any debt, liability, obligation or commitment of Seller not so disclosed.

Section 4.7 Absence of Certain Changes. Except as disclosed in Schedule 4.7, since December 31, 2016, there has not been any Material Adverse Effect. Except as disclosed in Schedule 4.7, and except for the transactions contemplated by this Agreement, since December 31, 2016, Seller has not:

(a) amended Seller LLC Documents;

(b) issued, authorized or proposed the issuance of, or purchased or proposed the purchase of, any of its membership interests;

(c) effected or proposed any reclassification, recapitalization, split-up, combination, exchange or readjustment of any of its membership interests;

(d) declared or paid any dividend on or made any other distribution, including any equity issuance, in respect of any of its membership interests except in the ordinary course of business;

(e) acquired or agreed to acquire, by merger, consolidation, purchase of equity interest, purchase of assets or otherwise, any Person;

(f) created, assumed or permitted to exist any Encumbrance on any of its assets;

(g) sold, leased or otherwise transferred any of its assets, or canceled any of its rights or claims, other than in the ordinary course of business for fair and adequate consideration in money or money’s worth;

(h) sold, assigned or transferred any patent, trademark, trade name or copyright;

(i) incurred any other liability or obligation, whether absolute or contingent, other than current liabilities incurred in the ordinary course of business;

(j) paid, prepaid or discharged any liability or obligation except in the ordinary course of business;

(k) lost, surrendered or had revoked or limited any license, permit or other right granted by any governmental authority to operate any asset in the manner in which it was intended to be operated;

(l) entered into any Contract not in the ordinary course of business, or canceled, modified adversely, assigned, encumbered or in any way discharged or terminated (other than by performance) any Contract other than in the ordinary course of business;

(m) received any notice of early termination of any Contract or notice of Seller’s default under any Contract;

(n) allowed to occur or exist any event of default by Seller under any Contract to which it is a party;

(o) made any loan or advance, acquired any accounts receivable or otherwise extended any credit, except to customers in the ordinary course of business, or acquired the securities or obligations of any Person;

(p) accelerated the collection of any accounts receivable other than in the ordinary course of business;

(q) made any capital expenditure, or any commitment therefor, in excess of $100,000;

(r) made any material change in the rate of compensation payable or to become payable by Seller to any of its officers, employees or agents or in the formula for determining any such compensation, or paid any bonus to any of such individuals, or entered into or amended in any material respect any Contract or Employee Benefit Plan providing for compensation or benefits, in each case other than in the ordinary course of business;

(s) made any commitment (through negotiations or otherwise) or incurred any liability to any labor organization for Seller’s employee or become aware of any material threat of strike or other interruption of work arising from labor difficulties;

(t) reduced or failed to carry insurance in at least the respective amounts carried on December 31, 2016, or been notified of a loss and/or claim;

(u) experienced any material adverse change in its relationship with any of its suppliers, distributors, dealers or customers;

(v) experienced any other material adverse change in the Business which could have an adverse effect on the future ongoing operations or financial condition of Seller after consummation of the transactions contemplated hereby;

(w) altered or revised any of its accounting principles, procedures, methods or practices; or

(x) agreed to do any of the things described in this Section 4.7.

Section 4.8 Compliance with Laws. Seller is in compliance in all material respects with all applicable laws, rules, ordinances, orders and regulations of Federal, state and local governments and governmental authorities of the United States and of Federal, provincial and local governments and governmental authorities of Canada, and, to Seller’s Knowledge, there is no basis for any Proceeding arising out of or in connection therewith. Within the last five years prior to Closing, Seller has not received any notice of any violation of any such law, rule, ordinance, order or regulation, and Seller is not subject to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. Each item comprising the Assets and the current uses thereof conform in all material respects to all such laws, rules, ordinances, orders and regulations, and all franchises, permits, licenses and other documents necessary for Seller to own and use the Assets have been obtained and are in full force and effect.

Section 4.9 Title. Except as set forth on Schedule 4.9, Seller has good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Seller will transfer to Buyer good and marketable title to the Assets free and clear of all Encumbrances other than Permitted Encumbrances. Seller is the owner of all of the assets used by Seller in the operation of the Business, and Member does not own any assets used in the Business.

Section 4.10 Condition of Tangible Personal Property. Each material item comprising tangible personal property included in the Assets is in good condition and repair, ordinary wear and tear excepted. No extraordinary expenditures either for repair or replacement of any such item is now foreseeable except in the ordinary course of business. Without limiting the foregoing, Seller shall perform all normal repair and maintenance with respect to each such item through and including the Closing Date in the ordinary course of business.

Section 4.11 Real Property.

(a) The Real Property has physically adequate and sufficient means of access, whether public or private, to and from the Real Property and public roads, for the current operation of the Business at such Real Property.

(b) Each parcel of Real Property is directly served by municipal or public utility water and sanitary and storm sewer systems, natural gas and electric service, and the supply of such utilities is adequate and sufficient for the current operation of the Business at such Real Property.

(c) Seller possesses all permits, certificates and approvals necessary for lawful use and occupancy by the Business at the Real Property under all applicable ordinances, laws and regulations of any governmental unit having jurisdiction over zoning, land use, improvement and subdivision of the Real Property. The present uses of the Real Property by Seller are uses permitted as a matter of right under applicable zoning and land use ordinances.

(d) Neither Seller nor Member have received notice of (i) any condemnation of any Real Property by any governmental authority, utility or other entity having the power of eminent domain or exercising rights in the nature of eminent domain, (ii) any violation of any building, zoning, land use or other code, ordinance or statute applicable to the Real Property, or (iii) any change in the zoning of or land use laws applicable to such Real Property, and to Seller’s and Member’s actual knowledge, no such condemnation or change in zoning or land use laws is pending.

(e) There are no disputes with the owner or occupant of any property adjacent to the Real Property concerning any boundary of or access to the Real Property, and there are no encroachments by buildings or improvements located on the Real Property onto any adjacent property or encroachments by buildings or improvements located on any adjacent property onto the Real Property.

(f) The Real Property has not been damaged in any material respect since the inception of the respective leases for such Real Property.

Section 4.12 Accounts Receivable.    All Accounts Receivable that are reflected on the Financial Statements or on the accounting records of Seller as of the Closing Date (as reflected on the Closing Balance Sheet) represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Balance Sheet. The Seller has adequate reserves to the collectability of each of such Accounts Receivable if not collected within the time periods used in Seller’s ordinary course of business. There is no material contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 4.13 Inventory. Except as set forth in Schedule 4.13, all of the inventory of Seller described in Schedule 2.1(c) (a) is properly valued at first-in, first-out in accordance with GAAP, (b) was paid for in full or liability for the unpaid purchase price thereof was fully recognized in the Seller’s financial statements, (c) consists of inventories of the kind, quality and quantity regularly and currently used in the Business, and (d) is in good and salable condition and fit for the purposes intended. None of such inventory has been consigned to others.

Section 4.14 Intellectual Property. Except as set forth in Schedule 4.14, there is no IP used in or relating to the Business or owned by, or granted or licensed to, Seller. Schedule 4.14 will indicate whether any IP on such Schedule is either owned by or licensed to Seller. None of the past or present employees, officers, directors of Seller or Member has any rights in any of the IP, whether or not patented, used in or relating to the Business or owned by, or granted or licensed to, Seller. Seller has not granted any outstanding licenses or other rights to IP used in or relating to the Business or owned by, or granted or licensed to, Seller. Seller is not liable, nor has it made any Contract whereby it may become liable, to any Person for any royalty or other compensation for the use of any IP used in or relating to the Business or owned by, or granted or licensed to, Seller. None of the rights of Seller in, to or under the IP used in or relating to the Business or owned by, or granted or licensed to, Seller shall be adversely affected by consummation of the transactions contemplated by this Agreement, and all of such rights are fully assignable to Buyer, so that immediately after the Closing Buyer will be entitled to the full benefits thereof. During the last five years prior to Closing, Seller has not received any notice or claim of infringement of any IP used in or relating to the Business or owned by, or granted or licensed to, Seller, and to Seller’s Knowledge, there is no substantial basis for any such claim if made hereafter. To Seller’s Knowledge, there is no IP owned by any other Person which could materially adversely affect the Business. Seller owns all IP used in or relating to the Business or owned by, or granted or licensed to, Seller, and none of the foregoing infringes or otherwise violates the rights of any third party.

Section 4.15 Assumed Contracts. Seller has heretofore delivered to Buyer true, correct and complete copies of each of the Assumed Contracts (as amended). Each of the Assumed Contracts is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Schedule 4.3, is fully assignable to and assumable by Buyer, so that immediately after the Closing Buyer will be entitled to the full benefits thereof. There has not been under any Assumed Contract any default by Seller or, to Seller’s Knowledge, of any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller. Each Assumed Contract involving more than $100,000 in remaining amounts to be invoiced is listed on Schedule 3.2.

Section 4.16 Other Contracts. Other than as disclosed on the Schedules, and other than with respect to the Assumed Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material and adverse, or otherwise harmful, to any of the Assets or the Business.

Section 4.17 Relationships With Customers and Suppliers. Seller has good relationships with its customers and suppliers. Seller does not know of any current substantial problem with any customer or supplier of Seller, or have reason to believe that there will be a material reduction in orders from, or loss of, any customer other than in the ordinary course of business. To Seller’s Knowledge, no current customer or top ten supplier of Seller is experiencing any material financial difficulties. Seller shall use its commercially reasonable efforts to preserve until Closing the existing relationships between Seller and its suppliers and customers.

Section 4.18 Legal Proceedings, Etc. Except as set forth in Schedule 4.18, there is no legal, equitable, administrative or arbitration Proceeding pending or, to Seller’s Knowledge, threatened against or affecting Seller or Member or any of their respective assets. Except as set forth in Schedule 4.18, there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Seller and, to Seller’s Knowledge, there is no basis for any Proceeding against Seller. Neither Seller nor Member is in default with respect to any order, injunction or decree of any court or governmental department, commission, board or agency, and no such order, injunction or decree is now in effect which restrains the operations or the use of the properties of Seller.

Section 4.19 Tax Matters. Except as set forth on Schedule 4.19, Seller has (i) filed all Tax Returns required to be filed by any jurisdiction to which it is or has been subject, and such Tax Returns are accurate and complete in all material respects, (ii) either paid in full all Taxes shown to be due on such Tax Returns, and all Taxes claimed to be due by each such jurisdiction, with respect to it, and any interest and penalties with respect thereto, or provided in the fiscal year to which the Taxes may apply adequate reserves on its books, in accordance with Section 4.5, for the payment thereof, (iii) fully accrued on its books, as required by the principles set forth in Section 4.5, all Taxes due or to become due with respect to periods ending on or before the date hereof, and (iv) made timely payments of the Taxes required to be deducted and withheld by it from the wages paid to its employees. Seller has made available to Buyer complete copies of all Tax Returns or forms of any kind related to the operation of Seller for each fiscal year since and including the fiscal year ending December 31, 2014, together with complete and correct copies of all reports of tax authorities relating to the examinations of such returns. Seller has received no notice of any special assessment for local government improvements and Seller has no knowledge that any such assessment is planned or pending, including any such assessment which is or will be payable in installments.

Section 4.20 Insurance. Schedule 4.20 contains a true, correct and complete description of all insurance coverage insuring Seller and its personnel, assets, properties and Business operations, specifying, with respect to each risk insured against, the limits of coverage, the deductible amount (if any) and the premium rate. All of such policies, plans and programs are maintained by Seller except as disclosed in Schedule 4.20. The insurance described in Schedule 4.20 shall remain outstanding and duly in force, and the specific coverages thereof shall be fully maintained, through and including the Closing Date.

Section 4.21 Labor Relations and Employment Issues.

(a) Except as set forth in Schedule 4.21: (1) Seller has not entered into any collective bargaining agreement or other Contract with any employee, union, labor organization or other employee representative or group of employees and, to Seller’s Knowledge, no such organization or Person has made or is making any attempt to organize or represent employees of Seller; (2) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller and, to Seller’s Knowledge, there is no basis for any such grievance or arbitration; (3) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or the equivalent of any jurisdiction in which Seller conducts business, or any hearing officer or administrative law judge thereof, against Seller or any agent, representative or employee of Seller and, to Seller’s Knowledge, there is no basis for any such unfair labor practice charge; and (4) there is not pending or, to Seller’s Knowledge, threatened with respect to Seller or its employees any labor dispute, strike or work stoppage.

(b) Without limiting the generality of Section 4.8, Seller is in full compliance with all applicable laws, rules, regulations, standards and Contracts relating to employment, including those relating to wages, hours, working conditions, hiring, promotion, occupational health and safety (including those dealing with employee handling or use of or exposure to hazardous or toxic substances and the training of employees with respect to such substances), and the payment and withholding of Taxes and other similar obligations, and in the last five (5) years prior to Closing, Seller has not received any notice of any violation of any such law, rule, regulation, standard or Contract. Except as set forth on Schedule 4.21(b), Seller is in full compliance with any applicable affirmative action and equal employment opportunity obligations arising under any state or Federal law, regulation, executive order or ordinance or any Contract or subcontract with any governmental entity or other Person, including but not limited to Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e et seq.), the Americans with Disabilities Act (42 U.S.C. §12101 et seq.), the Age Discrimination in Employment Act (29 U.S.C. §621 et seq.), and 42 U.S.C. §1981, all as amended. Seller has withheld from the wages and salaries of its employees as is required by law and is not liable for any arrears of wages or any tax, interest or penalty in connection therewith.

(c) Without limiting the generality of Section 4.18, except as set forth in Schedules 4.18 or 4.21, there is no employment-related claim, cause of action, grievance, judgment or other adverse charge or decision of any kind (including any in the nature of employment discrimination of any type, breach of contract, wrongful discharge, retaliation, health, safety or right-to-know violations, child labor violations or non-payment of wages, benefits or wage supplements), under any law, rule, regulation, standard, collective bargaining agreement or other Contract, pending against Seller and, to Seller’s Knowledge, there is no basis for any such claim, cause of action, grievance, judgment or other adverse charge or decision.

(d) No current or former employee of Seller has any claim pending against Seller under any law, rule, regulation, standard or Contract on account of or for (i) wages, salary or overtime pay for any period other than the current payroll period; (ii) vacation, holiday or other time off or pay in lieu thereof other than earned in respect of the current year, or (iii) any violation of any law, rule, regulation, standard or Contract relating to the payment of wages, fringe benefits, wage supplements or hours of work.

(e) Except as set forth in Schedule 4.21(e), Seller is not liable for severance pay or any other payment of monies to any employee of Seller as a result of the execution of this Agreement or the parties’ performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby, including any change of ownership of the Business or any change of the employing entity.

Section 4.22 Employee Benefit Plans.

(a) Except for the Employee Benefit Plans set forth in Schedule 4.22, Seller does not currently maintain, administer or contribute to, and has never maintained, administered or contributed to, any Employee Benefit Plan. Seller does not currently maintain, administer or contribute to any, and has never maintained, administered or contributed to, an Employee Benefit Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(1) of the Code, (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 4.22 is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b) Each Employee Benefit Plan listed in Schedule 4.22 is now and has heretofore operated in full compliance with all applicable provisions of ERISA, the Code, all other applicable laws, orders, rules and regulations, the terms and provisions of such Employee Benefit Plan, and all amendments thereto.

(c) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Benefit Plan (or, with respect to any Employee Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Benefit Plans; (iii) all rulings, opinion letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other governmental body that pertain to each Employee Benefit Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government body with respect to the Employee Benefit Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Benefit Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Benefit Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Benefit Plan; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Benefit Plans.

(d) Except as disclosed in Schedule 4.22, full payment has been made of all amounts that are required under the terms of each Employee Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Benefit Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Benefit Plan, whether or not waived. The value of the assets of each Employee Benefit Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Benefit Plan. Seller is not required to provide security to an Employee Benefit Plan under Section 401(a)(29) of the Code. The funded status of each Employee Benefit Plan that is a Defined Benefit Plan is disclosed on Schedule 4.22 in a manner consistent with the Statement of Financial Accounting Standards No. 87. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Benefit Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Except as disclosed in Schedule 4.22, no Employee Benefit Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Benefit Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Benefit Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Benefit Plans by the PBGC. None of the Employee Benefit Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Benefit Plans for all applicable periods ending on or before the Closing Date.

(f) Neither Seller nor any ERISA Affiliate has any liability or has knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability, (i) for the termination of or withdrawal from any Employee Benefit Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(g) Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(h) The form of all Employee Benefit Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Benefit Plan documents. Neither Seller nor any fiduciary of an Employee Benefit Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Benefit Plans (including Internal Revenue Service Form 5500

Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other governmental body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Benefit Plans have been appropriately given.

(i) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is entitled to rely upon a favorable prototype opinion letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable opinion letter. Each trust created under any Employee Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. The Seller does not currently maintain, administer or contribute to any, and has never maintained, administered or contributed to any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that is subject to Section 505 of the Code. With respect to each Employee Benefit Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(j) There is no material pending or threatened Proceeding relating to any Employee Benefit Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Benefit Plan has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(k) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 4.22.

(l) Except as required by law, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(m) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Benefit Plans that are Employee Welfare Benefit Plans.

(n) None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Benefit Plans; provided, however, this representation in no way limits the Seller’s right to amend, modify or terminate any Employee Benefit Plan in the event that such Employee Benefit Plan is not an Assumed Contract or Assumed Liability under this Agreement. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

(o) With respect to any Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:

(1) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(2) Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

Section 4.23 Environmental Matters. Except as set forth in Schedule 4.23:

(a) Seller is in compliance in all material respects with all applicable Environmental Laws. Seller has obtained, and is in compliance in all material respects with, all permits and licenses required by applicable Environmental Laws to conduct the Business, including any required permits or licenses regulating the use, release, storage, treatment, transportation, or disposal of Hazardous Substances.

(b) Seller has never disposed of or released Hazardous Substances on any of the Real Property or on any other premises on which the Business is or has been conducted in a manner that would reasonably be expected to result in material liability to Seller. To Seller’s Knowledge there has been no such disposal or release by any other Person, including any prior owner or operator of any of the Real Property.

(c) There is no recorded acknowledgement of Hazardous Substances disposal affecting any of the Real Property.

(d) There is no asbestos containing material on the Real Property. Seller has never owned or operated any underground storage tanks on, any of the Real Property or in any other premises on which the Business is conducted.

(e) During the five (5) year period prior to the Closing, Seller has not received any written notice, citation, complaint or other directive from any governmental authority regarding any actual or alleged Environmental Liability of Seller or whereby Seller’s compliance with Environmental Laws is called into question.

Section 4.24 Product Recalls, Warranties and Claims. Schedule 4.24 contains a true and complete description of all recalls or recall programs of any and all products of Seller which may have occurred in the past five (5) years, be underway, pending or contemplated. Seller has no Knowledge of any material defect in any products heretofore or currently distributed or sold by Seller. A general description of the type and scope of currently outstanding warranties and similar obligations given by Seller with respect to its products is set forth in Schedule 4.24. Also set forth in Schedule 4.24 is a description of all product liability claims asserted against Seller within the past five (5) years with respect to products produced or marketed by Seller. All such descriptions of claims include the following information: date of occurrence; date of presentation; name of claimant; product with respect to which the claim is asserted; amount of claim; nature of the damage or injury incurred by the claimant; and current status or disposition of the case.

Section 4.25 Transactions with Affiliates. Except as set forth in Schedule 4.25, Seller is not indebted in any amount whatsoever to, nor is there any business relationship, whether under any Contract or otherwise, between Seller and, any person who is an officer, manager or director of Seller, or any of their respective spouses, children or affiliated Persons, other than indebtedness for salaries or bonuses or employment relationships in the ordinary course of business, nor is any of such Persons indebted to Seller in any amount whatsoever. Except as heretofore disclosed to Buyer in writing, no officer, manager or director of Seller, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.

Section 4.26 Brokers and Finders. Neither Seller nor Member nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 4.27 Material Misstatements or Omissions. No representation or warranty of Seller or of Member made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of Seller or Member pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

Section 4.28 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, NEITHER SELLER NOR THE MEMBER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER AND THE MEMBER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5: BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and Member, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the transactions contemplated hereby.

Section 5.2 Authority for Transaction. Buyer’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is valid and binding upon Buyer in accordance with its terms.

Section 5.3 No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor compliance by Buyer with any of the provisions hereof, nor the consummation of the transactions contemplated hereby will:

(a) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or By-laws;

(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound; or

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

Except as set forth in Schedule 5.3, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Buyer, compliance by Buyer with any of the provisions hereof or the consummation of the transactions contemplated hereby.

Section 5.4 Legal Proceedings, Etc. There is no legal, equitable, administrative or arbitration Proceeding or, to Buyer’s knowledge, threatened against or affecting Buyer or any of its assets which, if adversely determined, could adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 5.6 Material Misstatements or Omissions. No representation or warranty of Buyer made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Seller or any Member by or on behalf of Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

Section 5.7 Financing; Immediately Available Funds. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the transactions contemplated by this Agreement.

ARTICLE 6: SELLER’S AND MEMBER’S COVENANTS

Section 6.1 Indemnification.

(a) Subject to the limitations set forth in this Section 6.1, Seller and Member shall be responsible for, and hereby jointly and severally indemnify and hold harmless Buyer and its parents, subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, at all times from and after the Closing Date, from, against and in respect of:

(1) all losses, damages and deficiencies resulting from any failure or breach of any representation or warranty of Seller or Member made in this Agreement;

(2) all losses, damages and deficiencies resulting from any breach or nonfulfillment of any covenant or agreement of Seller or Member made in this Agreement;

(3) (i) any and all Product Liability Claims, (ii) subject to Section 3.3, any Reimbursable Product Warranty Costs, (iii) any liabilities of Seller or the Business other than Assumed Liabilities, and (iv) any state and/or local sales and/or local use tax obligations related to Seller’s operation of the Business prior to the Closing in accordance with Schedule 6.1;

(4) for certain environmental matter in accordance with Section 6.11; and

(5) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing.

(b) Buyer shall give prompt written notice to Seller and Member of any demand for indemnification under this Section 6.1, stating in reasonable detail the nature thereof, along with, if applicable, a copy to the Escrow Agent under the Escrow Agreement. If any such demand arises out of a claim made against Buyer by any Person not party to this Agreement or affiliated with a party to this Agreement, such notice shall also state whether Buyer (1) has made payment in full of the third party claim, (2) has compromised and made payment of the compromised third party claim, or (3) disputes the third party claim and intends to defend against it in good faith; provided that other than with respect to Reimbursable Product Warranty Costs Buyer may not make payment of or compromise such Claim without Seller’s prior consent, which consent will not be unreasonably withheld or delayed. If Buyer elects to defend against such a claim, Buyer must do so promptly and within any applicable timeframes for duly objecting to any such claim; Seller and Member shall cooperate with Buyer in such defense, shall make available to Buyer all records and other materials in their possession or control and reasonably required by Buyer in such defense, and shall have the right to participate in such defense, but Buyer shall at all times control such defense, subject in all cases to any right of any of Seller’s insurer with respect to any claim covered by Seller’s insurance. If Buyer does not intend to defend against the third party claim and has not duly made payment in full of such claim or compromised and duly made payment of the compromised claim, then within 15 days after Buyer’s notice is given, Seller and Member (or any of them) shall either (i) make payment in full of the claim, (ii) compromise and make payment of the compromised claim, or (iii) notify Buyer that they dispute the claim and intend to defend against it in good faith. If Seller and Member (or any of them) shall defend against the third party claim, Buyer and such indemnified Persons shall cooperate with them in such defense, shall make available to them all records and other materials in its possession or control reasonably required by them in such defense, and shall have the right to participate in such defense, but Seller and Member shall at all times control such defense. For clarity, none of the foregoing shall impair the other limitations on Seller’s and Member’s indemnification obligations set forth in this Article 6, including under Sections 6.1(c) and (d).

(c) Unless expressly provided for to the contrary in this Agreement or Schedule 6.1, in no event shall the aggregate indemnification obligation of Seller and Member pursuant to Sections 6.1(a)(1), (2), (3)(i)-(iii) and (5) exceed $900,000 or continue after 18 months, and Seller’s and Member’s indemnification obligation will be satisfied solely to the extent of the remaining balance of the Escrow Fund (including as reduced for any indemnification payments or payments for Product Warranty Claims under Section 3.2). The parties acknowledge that Buyer will obtain the R&W Insurance Policy in order to protect itself from damages in excess of such amount resulting from breaches of representations and warranties of Seller and Member in Section 4 and will look solely to the R&W Insurance Policy for damages under Section 6(a)(1) in excess of the limited indemnification obligations of Seller and Member hereunder.

(d) Unless expressly provided for to the contrary in this Agreement or Schedule 6.1, the representations, warranties and covenants of Seller and the Member herein, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date for a period of eighteen (18) months, and Seller and the Member will not have any indemnification obligations for any claims made after such period.

(e) Notwithstanding the foregoing, the limitations in subsections (c) and (d) above shall not apply to any claim for breach of Sections 4.1, 4.2, 4.3(a)(i) and (iii), 4.9, 4.19 and 4.26 (“Fundamental Representations”), each of which shall survive Closing.

(f) Buyer’s right to indemnification pursuant to this Section 6.1 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, or any other facts or circumstances pertaining to the Assets or the Business. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will likewise not affect such right to indemnification.

(g) Other than with respect to the equitable nonmonetary relief to enforce Section 6.7, and other than in connection with Fraud by the Seller, the sole and exclusive remedies of the Buyer arising out of, relating to or resulting from this Agreement (including any breach of any representation, warranty, covenant or agreement herein or therein) will be limited to those contained in this Section 6.1 (without limiting any rights Buyer have under the R&W Insurance Policy). “Fraud” means an intentional misrepresentation by the Seller of a material fact that is intended to deceive, does actually deceive, and which causes material harm to the Buyer. Without limiting the generality of the foregoing, the Buyer hereby waives any statutory, equitable, or common law rights or remedies that otherwise may be asserted by such party, and any rights of the insurer on the R&W Insurance Policy, including any rights of subrogation, do not affect, expand, or increase any liability or obligation of Seller or the Member in connection with the transactions contemplated by this Agreement. The provisions of this Section 6.1 will apply even if the R&W Insurance Policy is revoked, cancelled, or modified in any manner after issuance, or Buyer makes a claim under the R&W Insurance Policy and such claim is denied.

Section 6.2 Affirmative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller and Member shall:

(a) afford representatives of Buyer reasonable access during reasonable business hours to Seller’s offices, buildings, land, equipment,

records, files, books of account and Tax Returns relating to the Business, furnish Buyer with all information concerning the Business as Buyer may reasonably request, and permit representatives of Buyer to make extracts from and copies of all of Seller’s agreements, Tax Returns, appraisals, reports, records, books of account and files relating to the Business;

(b) use commercially reasonable efforts to conduct the Business and its operations in the same manner in which the same have heretofore been conducted, and maintain its books of account in the same manner as heretofore maintained;

(c) use commercially reasonable efforts to maintain and preserve the Business intact and preserve Seller’s relationships with its customers, employees and others having business relations with Seller;

(d) use commercially reasonable efforts to maintain each Contract listed in Schedule 3.2 in full force and effect in accordance with its terms if the failure to so maintain might cause a Material Adverse Effect;

(e) promptly notify Buyer orally and in writing of any change in the Business, results of operations, financial condition, assets, liabilities or prospects of Seller which may be a Material Adverse Effect; and

(f) promptly notify Buyer orally and in writing if any representation or warranty of Seller or any Member made in this Agreement which Seller or the Member has actual knowledge is no longer accurate.

Section 6.3 Negative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall not, unless Buyer shall have given its consent thereto in writing:

(a) amend Seller LLC Documents;

(b) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any of it membership interest;

(c) effect or propose any reclassification, recapitalization, split-up, combination, exchange or readjustment of any of its membership interest;

(d) declare or pay any dividend on make any other distribution, including any equity issuance, in respect of any of its membership interest;

(e) acquire or agree to acquire, by merger, consolidation, purchase of equity interest, purchase of assets constituting a business or otherwise, acquire any Person;

(f) grant any new Encumbrance on any of its assets other than pursuant to agreements entered into prior to the date hereof;

(g) sell, lease or otherwise transfer any of its assets, or cancel any of its rights or claims, other than in the ordinary course of business;

(h) sell, assign or transfer any patent, trademark, trade name, copyright or other intangible asset other than in the ordinary course of business;

(i) intentionally incur any other liability or obligation, whether absolute or contingent, other than liabilities incurred in the ordinary course of business;

(j) accelerate the collection of any accounts receivable other than in the ordinary course of business;

(k) enter into any Contract not in the ordinary course of business, or cancel, modify adversely, assign, encumber or in any way discharge or terminate (other than by performance) any Contract other than in the ordinary course of business;

(l) intentionally default under any Contract to which it is a party if such default might cause a Material Adverse Effect;

(m) make any loan or advance, acquire any accounts receivable or otherwise extend any credit, except to customers in the ordinary course of business pursuant to established credit policies, or acquire the securities or obligations of any Person, in each case other than in the ordinary course of business;

(n) make any capital expenditure or any commitment therefor other than in the ordinary course of business or pursuant to budgets approved prior to the date hereof;

(o) make any material change in the rate of compensation payable or to become payable by Seller to any of its officers, employees or agents or in the formula for determining any such compensation, pay any bonus to any of such individuals, or enter into or amend in any material respect any Contract or Employee Benefit Plan providing for compensation or benefits, in each case other than in the ordinary course of business provided, however, this section in no way limits the Seller’s right to amend, modify or terminate any Employee Benefit Plan in the event that such Employee Benefit Plan is not an Assumed Contract or Assumed Liability under this Agreement;

(p) make any commitment (through negotiations or otherwise) or incur any liability to any labor organization for the Seller’s employees;

(q) intentionally fail to carry insurance in at least the respective amounts set forth in Schedule 4.20;

(r) alter or revise any of its accounting principles, procedures, methods or practices except as required to comply with GAAP or applicable laws; or

(s) agree to do any of the things described in this Section 6.3.

Section 6.4 Insurance. Prior to or at Closing, Seller agrees to obtain a five-year “tail” insurance policy for claims made insurance policies by Seller prior to the Closing.

Section 6.5 Closing Conditions. Seller and Member agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with Buyer in connection with the foregoing, including using all commercially reasonable efforts to fulfill all conditions to this Agreement applicable to Seller and the Member. Seller and Member further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 6.6 Other Proposals. Neither Seller nor the Member shall, nor shall they permit any of Seller’s directors or officers, or authorize any of its or their employees or agents to, directly or indirectly solicit, encourage or entertain any inquiries or proposals or participate in any discussions, negotiations or agreements relating to the merger or consolidation of Seller with, or the acquisition of any of Seller’s voting securities by, or the direct or indirect acquisition or disposition of a significant amount of the assets of Seller otherwise than in the ordinary course of business by or to, any Person other than Buyer, or provide any assistance or any information to or otherwise cooperate with any Person in connection therewith. Seller shall promptly disclose to Buyer any such inquiry or proposal which it may receive.

Section 6.7 Non-Disclosure and Non-Competition. Seller and Member acknowledge that Buyer and Seller are engaged in a highly competitive industry, that Seller and Member have knowledge of the operations of the Business, and that details of the operations of the Business constitute valuable confidential information, the disclosure of which to a competitor would diminish the value of the Assets being purchased hereunder. Seller and Member further acknowledge that the usual and natural territory of the Business is and has been the United States and Canada, and that the value of the Assets being purchased hereunder would be seriously diminished if Seller or the Member were to compete with Buyer in such territory. Therefore, Seller and Member each covenant that:

(a) it will not at any time disclose, either directly or indirectly, any information concerning the customers, suppliers, price lists, catalogs, products, operations, sales techniques or other Business-related information of Seller to any Person not specifically authorized in writing by Buyer to have such information;

(b) for a period of three (3) years from and after the Closing Date, it will not, directly or indirectly, compete with Buyer or become an interested party, as Member, director, officer, employee, partner, consultant, investor or otherwise, in any Person which competes with Buyer within the United States or Canada, for any business purpose competitive with the business of Buyer;

(c) for a period of three (3) years from and after the Closing Date, it will not, directly or indirectly, solicit, divert, take away or encourage to cease or reduce, or attempt to do so, the business patronage of any of the clients, customers or suppliers of the Business; and

(d) for a period of three (3) years from and after the Closing Date, it will not, induce or attempt to influence any employee of the Buyer (a) to terminate employment with Buyer or (b) to enter into any employment or any other business relationship with any other Person.

Seller and Member acknowledge that the foregoing restrictive covenants are necessary to preserve the value of the Assets being purchased hereunder, are essential elements of this Agreement and are reasonable notwithstanding the expense or hardship they may impose on them, and Seller and Member agree that they have each received fair and adequate consideration for making such restrictive covenants. Seller and Member agree that if any of the provisions of this Section 6.7 are or become unenforceable, the remainder of this Section 6.7 shall nevertheless remain binding to the fullest extent possible, taking into consideration the purposes and spirit of hereof. Seller and Member further acknowledge and agree that in the event of any breach or threatened breach by it or any of them of the provisions of this Agreement, Buyer would have no adequate remedy at law and would suffer substantial and irrevocable damages. Accordingly, Seller and Member hereby agree that in such event, Buyer shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage or posting a bond, to enforce the provisions of this Section 6.7, all without prejudice to any and all other remedies which Buyer may have at law or in equity and which Buyer may elect or invoke.

Section 6.8 Use of Seller’s Names. In furtherance of the purchase and sale of the Assets hereunder, immediately upon the Closing Seller and Member shall cause Seller’s entity name to be changed to a name completely dissimilar to “SC Railing Company” and “Staging Concepts” and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith.

Section 6.9 Updating Schedules. Seller and Member shall notify Buyer promptly in writing, and will update the Schedules to this Agreement accordingly, if any event, transaction or circumstance occurring after the date hereof causes any covenant or agreement of Seller or Member in this Agreement to be breached or renders untrue any representation or warranty of Seller or Member contained in this Agreement. In addition, Seller and Member may update at Closing the Schedules provided in Section 2.1.

Section 6.10    Certain Other Matters.

(a) Although the Warehouse Lease is an Excluded Asset, at Closing, Buyer will pay $22,814.60 to Seller at Closing as a reimbursement of Seller estimated remaining obligations under the Warehouse Lease.

(b) In recognition of the accrued wages and related liabilities taken into account in the determination of Net Working Capital as Closing and which are Assumed Liabilities, and in recognition of existing arrangements with Seller’s payroll processor for funding of Seller’s payroll payments, Buyer covenants and agrees that on or after Closing but on or before August 2, 2017, Buyer will pay to Seller’s bank account with Mercantile Bank an amount required to fund the payroll payment to be made on August 4, 2017, and Seller agrees to use to funds to fund such payroll payment, and the amount thereof so funded by Buyer shall be taken into account in the determination of Net Working Capital as a current liability which is an Assumed Liability (without duplication of any other amounts so taken into account in connection therewith).

Section 6.11. Environmental Indemnification.

(a)    Seller and Member pursuant to Section 6.1(a)(4) will indemnify and hold harmless Buyer and its parents, subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, at all times from and after the Closing Date, from, against and in respect of all Environmental Liabilities incident or related to, or resulting from, the Release of trichloroethylene (“TCE”) on the Real Property located at 7008 Northland Drive North,

Brooklyn Park, Minnesota (the “7008 Property”), identified in the June 30, 2017 Phase I Environmental Site Assessment performed by Braun Intertec Corporation and/or the July 7, 2010 Off-Site Source Determination for TCE and the July 7, 2014 Off-Site Source Determination for TCE issued by the Minnesota Pollution Control Agency. Without limiting any obligations of any third party, including the landlord for the 7008 Property, as between Seller and Member, on one hand as the indemnifying parties, and Buyer and such indemnified parties, on the other hand as the indemnified parties, Seller will have the control of any claim or remediation for any matter with respect to the 7008 Property subject to indemnity under Section 6.1(a)(4) and this Section 6.11, and Seller shall act in good faith in connection therewith.

(b)    Seller’s and Member’s obligations under this Section 6.11 shall survive Closing and are not subject to any limitation as to duration or aggregate indemnification obligation set forth in 6.1, provided, however, that Seller’s and Member’s obligations pursuant to Section 6.1(a)(4) and this Section 6.11 will automatically terminate if Buyer or its affiliates uses or leases, or agrees to use or lease (whether pursuant to a lease extension or amendment, a new lease or otherwise) any of the 7008 Property after the current date for expiration of the current lease for the 7008 Property (which is an Assumed Contract) which is October 31, 2020.

Section 6.12 Performance and Surety Bonds

(a) The parties agree that Seller and Member will not have any liability under this Agreement, including under Section 6.1, for any consents or approvals (or notice of assignment) necessary or appropriate for assignment of the Assumed Contracts to Buyer not having been obtained (or for not having given such notice), except for leases on the Real Property.

(b) The parties acknowledge that (i) the Assumed Contracts include Contracts with customers of Seller’s products and services, (ii) certain of such customer Assumed Contracts have outstanding surety payment and/or performance bonds or similar third party assurances provided by third parties on behalf of Seller (“Bonds”), and (iii) Seller has indemnity, repayment or similar obligations to the issuers of such Bonds (the “Bond Indemnity Obligations”) under Contracts which are and shall be deemed Assumed Contracts (and any Encumbrances set forth therein are “Permitted Encumbrances”). The parties agree that they will not take any action to have the Bonds reissued in connection with the assignment of the customer Assumed Contracts. The parties further acknowledge and agree that all Bond Indemnity Obligations are Assumed Liabilities, and that from and after Closing, Buyer will indemnify Seller and Member with respect thereto pursuant to Section 7.1(a)(1).

ARTICLE 7: BUYER’S COVENANTS

Section 7.1 Indemnification.

(a) Buyer shall be responsible for, and hereby indemnifies and holds harmless Seller and Member and their parents, subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, at all times from and after the Closing Date, from, against and in respect of:

(1) all of the Assumed Liabilities;

(2) all losses, damages and deficiencies resulting from any failure or breach of any representation or warranty of Buyer made in this Agreement;

(3) all losses, damages and deficiencies resulting from any breach or nonfulfillment of any covenant or agreement of Buyer made in this Agreement; and

(4) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing, including actions, suits, Proceedings, claims and demands asserted by Seller or Member against Buyer.

(b) Seller shall give prompt written notice to Buyer of any demand for indemnification under this Section 7.1, stating in reasonable detail the nature thereof. If any such demand arises out of a claim made against Seller or Member by any Person not party to this Agreement or affiliated with a party to this Agreement, such notice shall also state whether Seller or Member (1) has made payment in full of the third party claim, (2) has compromised and made payment of the compromised third party claim, or (3) disputes the third party claim and intends to defend against it in good faith; provided that Seller and Member may not make payment of or compromise such Claim without Buyer’s prior consent, which consent will not be unreasonably withheld or delayed. If Seller or Member elects to defend against such a claim, Seller or Member must do so promptly and within any applicable timeframes for duly objecting to any such claim; Buyer shall cooperate with Seller and Member in such defense, shall make available to Seller and Member all records and other materials in their possession or control and reasonably required by Seller or Member in such defense, and shall have the right to participate in such defense, but Seller or Member, as applicable, shall at all times control such defense, subject in all cases to any right of any of Buyer’s or such indemnified Person’s insurer with respect to any claim covered by their insurance. If Seller or Member does not intend to defend against the third party claim and has not duly made payment in full of such claim or compromised and duly made payment of the compromised claim, then within 15 days after Seller’s notice is given, Buyer shall either (i) make payment in full of the claim, (ii) compromise and make payment of the compromised claim, or (iii) notify Seller that it disputes the claim and intend to defend against it in good faith. If Buyer shall defend against the third party claim, Seller and Member and such indemnified Persons shall cooperate with them in such defense, shall make available to them all records and other materials in its possession or control reasonably required by them in such defense, and shall have the right to participate in such defense, but Buyer shall at all times control such defense. For clarity, none of the foregoing shall impair the other limitations on Buyer’s indemnification obligations set forth in this Article 7.

(c) The representations, warranties and covenants of Buyer herein, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date for a period of eighteen (18) months.

Section 7.2 Closing Conditions. Buyer agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with Seller and the Member in connection with the foregoing, including using all commercially reasonable efforts to fulfill all conditions to this Agreement applicable to Buyer. Buyer further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 7.3 R&W Insurance Policy. Buyer and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy, including Section 8(b) of the R&W Insurance Policy, in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against Seller or any Affiliate of Seller or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except to the extent that Fraud is alleged.

ARTICLE 8: CONDITIONS TO PARTIES’ OBLIGATIONS

Section 8.1 Conditions to Buyer’s Obligations. The obligations of Buyer to complete the transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) representations and warranties: all representations and warranties of Seller and of Member contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect), and Buyer shall have received a certificate to that effect, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Seller (or such manager(s) or officer(s) with such duties) and by Member (provided, however, that such certificate may reflect any updates made pursuant to Section 6.10);

(b) pre-Closing obligations: Seller and Member shall have performed all obligations required to be performed by them on or before Closing hereunder, the performance of which has not been waived by Buyer, and Buyer shall have received a certificate to that effect, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Seller (or such manager(s) or officer(s) with such duties) and by Member;

(c) due authorization: Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby shall have been duly and validly authorized by all necessary company action on the part of Seller, including due authorization and approval thereof by the member(s) of Seller at a duly called and held meeting of member(s), and Buyer shall have received a duly certified copy of all actions taken by Seller’s manager(s) and/or member(s) effecting the same;

(d) no bar: there shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would, in Buyer’s reasonable judgment, restrain or prohibit, make illegal, or subject Buyer to material damage as a result of, the consummation of the transactions contemplated hereby;

(e) further closing documents: Seller shall have delivered to Buyer the following documents and instruments in form reasonably satisfactory to counsel to Buyer:

(1) a copy of the certificates of formation of Seller and Member and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the Secretary of State of Delaware;

(2) certificates of the Secretaries of State of Delaware attesting to the good standing of Seller and Member in such jurisdiction as of a date reasonably proximate to the Closing Date;

(3) the Bill of Sale duly executed by Seller;

(4) the Assignment and Assumption Agreement duly executed by Seller;

(5) any required lessor consents for assignment of leases for the Real Property to Buyer; and

(6) payoff letters from any person holding any Encumbrances against the Assets in form and content reasonably acceptable to Buyer.

Section 8.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) representations and warranties: all representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except as may be otherwise provided in this Agreement), and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Buyer;

(b) pre-Closing obligations: Buyer shall have performed all obligations required to be performed by it on or before Closing hereunder, the performance of which has not been waived by Seller, and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Buyer;

(c) due authorization: Buyer’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby shall have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Seller shall have received a duly certified copy of all actions taken by Buyer’s Board of Directors effecting the same;

(d) no bar: there shall not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any law or regulation have been enacted or any action taken thereunder, which would, in Seller’s reasonable judgment, restrain or prohibit, make illegal, or subject Seller to material damage as a result of, the consummation of the transactions contemplated hereby;

(e) further closing documents: Buyer shall have delivered to Seller the following documents and instruments:

(1) a copy of the certificate of incorporation of Buyer and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the Secretary of State of Delaware;

(2) a certificate of the Secretary of State of Delaware, attesting to the good standing of Buyer in such jurisdiction as of a date reasonably proximate to the Closing Date;

(3) the Assignment and Assumption Agreement, duly executed by Buyer, and

(f) payments: Buyer shall have the Cash Base Purchase Price in accordance with Section 2.3(a), in immediately available funds.

ARTICLE 9: CLOSING

Section 9.1 Closing. The Closing shall take place within two (2) business days (such date, or such other date as mutually agreed by the Buyer and Seller in writing, the “Closing Date”) after satisfaction of the conditions set forth in Section 8.1 and 8.2 (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), through the delivery and exchange by courier or electronic mail in portable document file (pdf) format among the parties of all documents required to close The parties agree that they shall take such actions, including the delivery of documents in escrow, as reasonably requested by any party hereunder in order to facilitate completion on the Closing Date of all of the transactions contemplated hereby.

Section 9.2 Failure to Close; Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by the mutual consent of the respective Boards of Buyer and Seller; or

(b) by Buyer, upon written notice to Seller, if Buyer is not in breach of this Agreement, and there has been a material breach of this Agreement by Seller that would give rise to any failure of one or more of the conditions set forth in Section 8.1 (and such compliance is not waived by Buyer) and such breach cannot be cured by Seller by the Outside Date; or

(c) by Seller, upon written notice to Buyer, if Seller is not in breach of this Agreement, and there has been a material breach of this Agreement by Buyer that would give rise to any failure of one or more of the conditions set forth in Section 8.2 (and such compliance is not waived by Seller) and such breach cannot be cured by Buyer by the Outside Date; or

(d)    by Buyer upon written notice to the Seller in the event of a Material Adverse Effect first occurring after the date of this Agreement; or

(e) by Buyer or by Seller, upon written notice to the other, at any time after August 31, 2017 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 9.2(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

In the event of any termination as provided by this Section 9.2, this Agreement shall thereupon become void and of no effect, without any liability on the part of any party, except that in the case of termination because of a material default or material breach of this Agreement by another party, the aggrieved party, in addition to any other rights in law or equity that it may have against the defaulting party, may recover from the defaulting party the amount of expenses incurred by such aggrieved party in connection such default or breach and generally with this Agreement and the transactions contemplated hereby which the aggrieved party would otherwise have to bear pursuant to Section 10.2 of this Agreement.

ARTICLE 10: FURTHER COVENANTS

Section 10.1 Taxes on Transaction. All sales or use Taxes and all transfer Taxes payable by reason of the sale and transfer of any of the Assets hereunder shall be paid one-half by Seller and one-half by Buyer.

Section 10.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party who shall have incurred the same, and no other party shall have any responsibility with respect thereto.

Section 10.3 Confidentiality. Except for (a) necessary disclosure to such party’s directors, officers, employees, counsel, accountants, bankers and other agents, (b) the disclosure contemplated by Sections 6.5 and 7.2, and (c) any disclosure as required by applicable law, Securities and Exchange Commission regulations or rules of the New York Stock Exchange, each party shall keep the provisions of this Agreement confidential prior to the Closing Date. Notwithstanding the foregoing, either party may, after the Closing, issue a press release or public announcement concerning the transaction provided it advises the other party prior to doing so.

Section 10.4 Further Assurances. Each party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, at the request of Buyer and at its cost, Seller and Member shall take such action and deliver to Buyer such powers of attorney and further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of counsel to Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by Seller and Member in all respects.

Section 10.5 Record Retention and Cooperation.

(a) Seller will, in accordance with Seller’s normal record retention schedule, retain, preserve and make available to Buyer during normal business hours for any proper purpose, any of the books and other papers and records retained by Seller hereunder and will permit Buyer to make copies and extracts therefrom. Seller agrees not to dispose of or destroy any of the books and other papers and records retained by Seller without first offering to turn over possession thereof to Buyer by written notice to Buyer at least thirty (30) days prior to the proposed date of such disposition or destruction, provided, however, that such requirement shall not apply to books, papers or records which are more than five (5) years old and not required to be kept by any applicable law or regulation.

(b) Seller will reasonably cooperate with Buyer at the reasonable request of Buyer in furnishing information, in connection with any Proceedings, arrangements or disputes, the preparation by Buyer of Tax

Returns and other required reports relating to the adjustment of federal, state, county or local Taxes for which Buyer may be liable for all periods after the Closing Date. Buyer will reimburse Seller for any out-of-pocket costs incurred in providing such cooperation.

ARTICLE 11: GENERAL PROVISIONS

Section 11.1 Survival, No Other Representations, Etc.

(a) Except as otherwise specifically provided herein, including Section 6.1(d), the several representations, warranties and covenants of the parties herein contained, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date and shall be effective regardless of any investigation which may have been or may be made at the time by or on behalf of the party to whom such representations, warranties, covenants and agreements are made.

(b) Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Seller, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller and the Member expressly and specifically set forth in Article 4, as qualified by the Schedules hereto. The representations and warranties of Seller and the Member expressly and specifically set forth in Article 4, as qualified by the Schedules, respectively constitute the sole and exclusive representations, warranties, and statements of any kind of any of Seller and the Member to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Seller, or the quality, quantity or condition of the Assets) are specifically disclaimed by the Seller and the Member. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party will have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN ARTICLE 4 HEREIN, NEITHER SELLER NOR THE MEMBER MAKES OR PROVIDES, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OR ANY PART THEREOF.

(c) This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of this Agreement). No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, organizer, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller, the Member or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Assets, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

(d) In connection with the investigation by Buyer of the Seller, Buyer has received or may receive from the Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Seller, the Member, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, entity or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

(e) This Section 11.1 shall not be deemed to limit Buyer’s rights under Section 6.1(g) with respect to Fraud.

Section 11.2 Miscellaneous. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided, this Agreement creates no rights of any nature in any Person not a party hereto. This Agreement, along with its exhibits, schedules and other deliverables set forth in Article 8, sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the letter between the parties dated June 9, 2017. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Assets exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties.

Section 11.3 Assignment. No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto; provided, however, that without such consent, but upon notice to Seller, Buyer may assign all of its rights and obligations hereunder to any Subsidiary of Buyer so designated by Buyer (but without releasing Buyer from its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 11.4 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder shall be in writing and shall be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or overnight courier, addressed as follows:

If to Buyer (or Guarantor):	Trex Commercial Products, Inc.
160 Exeter Drive
Winchester, VA 22603
Att’n: General Counsel

with a copy to (which will not constitute notice):	Woods Rogers PLC
Riverfront Plaza, West Tower
901 East Byrd Street, Suite 1550
Richmond, VA 23219
Att’n: Brian Brown

If to Seller or the Member:	Stadium Consolidation, LLC
c/o Blackford Capital
190 Monroe Ave. NW, Suite 600
Grand Rapids, MI 49503
Att’n: Martin Stein and James Cook

in each case with a copy to (which will not constitute notice):	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Att’n: Simon C. Root, Sean Kearney and
Erik Splett

Each such notice and other communication given by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication delivered by overnight courier shall be deemed to have been given when delivered to the other party. Any party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 11.4.

Section 11.5 Governing Law; Etc.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (1) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (2) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section 11.5, however, will affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that, subject to the limitations contained herein, a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES AND COVENANTS THAT NONE OF THE PARTIES HERETO OR THEIR AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.

(c) In the event any Proceeding is commenced or threatened by any party hereto to enforce its rights under this Agreement against any other party hereto, the prevailing party in such Proceeding shall be entitled to receive from the non-prevailing party all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding.

Section 11.6 Execution. This Agreement may be executed by electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement on the date first written above.

Trex Commercial Products, Inc.

By:	/s/ James E. Cline

Title:	Vice President

Staging Concepts Acquisition, LLC

By:	/s/ Martin Stein

Title:	Manager

Stadium Consolidation, LLC

By:	/s/ Martin Stein

Title:	Manager

Table of Exhibits and Schedules

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(b)	Inventory, Etc.
Schedule 2.1(c)	Accounts Receivable
Schedule 2.1(d)	Prepaid Expenses
Schedule 2.1(i)	Employee Benefit Plans
Schedule 2.5	Net Working Capital
Schedule 3.2	Assumed Contracts
Schedule 4.3	Seller Conflicts; Required Consents, Notices, Etc.
Schedule 4.5	Financial Statements
Schedule 4.7	Changes Since December 31, 2016
Schedule 4.9	Title
Schedule 4.13	Inventory
Schedule 4.14	Intellectual Property
Schedule 4.18	Legal Proceedings, Etc.
Schedule 4.19	Tax Matters
Schedule 4.20	Insurance
Schedule 4.21	Labor Relations
Schedule 4.21(b)	Employment Laws
Schedule 4.21(e)	Severance Pay
Schedule 4.22	Employee Benefit Plans
Schedule 4.23	Environmental Matters
Schedule 4.24	Product Recalls, Warranties and Claims
Schedule 4.25	Transactions with Affiliates
Schedule 5.3	Buyer Conflicts; Required Consents, Notices, Etc.
Schedule 6.1(a)(5)	Certain Indemnification Matters